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                                                                             5.1
July 25, 1997


Metricom, Inc.
980 University Avenue
Los Gatos, California 95030-2375

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Metricom, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,350,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1997 Equity Incentive Plan and 1997 Non-Officer Equity Incentive Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, your Amended and Restated Certificate of Incorporation, as amended, your Bylaws, as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the Plans, the Registration Statement and Related Prospectuses will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:       /s/ Kenneth L. Guernsey
          -----------------------
          Kenneth L. Guernsey